Exhibit 12.4
                  TREESOURCE INDUSTRIES, INC. AND SUBSIDIARIES
                COMPUTATION OF REGISTRANT'S AVERAGE STOCKHOLDERS'
                    EQUITY (DEFICIT) TO AVERAGE TOTAL ASSETS
                          (In Thousands, Except Ratios)

                                                                          YEAR ENDED APRIL 30,
                                                   -----------------------------------------------------------------

                                                     2000          1999          1998         1997          1996
                                                   ----------    ----------    ---------    ----------    ----------
AVERAGE STOCKHOLDERS' EQUITY (DEFICIT)
  Beginning of period                            $   (7,816)   $    4,093    $   18,434   $    11,686   $    20,076
  End of period                                      (6,804)       (7,816)        4,093        18,434        11,686

    Average                                      $   (7,310)   $   (1,862)   $   11,264   $    15,060   $    15,881

                                                   ==========    ==========    =========    ==========    ==========


AVERAGE TOTAL ASSETS
  Beginning of period                            $   54,987    $   65,311    $   86,486   $    77,396   $    88,944
  End of period                                      57,363        54,987        65,311        86,486        77,396

    Average                                      $   56,175    $   60,149    $   75,899   $    81,941   $    83,170

                                                   ==========    ==========    =========    ==========    ==========

RATIO OF AVERAGE STOCKHOLDERS' EQUITY
  (DEFICIT) TO AVERAGE TOTAL ASSETS                   (13.0) %       (3.1) %       14.8 %        18.4 %        19.1 %

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